FOR IMMEDIATE RELEASE
August 14, 2008

For more information:
Kenneth Torosian	Jordan M. Darrow
Chief Financial Officer	Investor Relations
Medialink Worldwide Incorporated	Darrow Associates, Inc.
Tel: (212) 682-8300	Tel: (631) 367-1866
IR@medialink.com	jdarrow@darrowir.com

MEDIALINK REPORTS SECOND QUARTER 2008 RESULTS

NEW YORK, August 14, 2008 - Medialink Worldwide Incorporated (Nasdaq: MDLK), a leading provider of diversified media services for professional communicators and marketers, today reported financial results for the second quarter ended June 30, 2008.

As announced earlier today, the Company’s board of directors has approved offers for the transfer of its ownership interest in Teletrax to Koninklijke Philips Electronics N.V. and for the sale of certain assets of its UK-based media communications services operation to World Television Group plc.

Revenues for the three months ended June 30, 2008, of $7.0 million decreased by 15.4% from revenues of $8.3 million in the comparable 2007 period. Revenues from media communications services decreased $1.9 million or 24.5%. Media communications services revenues in the Company’s US-based operation decreased $556,000 or 10.4% and media communications services revenues from the Company’s UK-based operation decreased $1.3 million or 59.1%. Revenues from Teletrax® digital video tracking services increased $568,000 or 75.0%.

The Company incurred an operating loss of $8.0 million and an operating loss before impairments and other charges of $2.1 million in the second quarter of 2008, as compared to an operating loss of $2.2 million in the comparable 2007 quarter. The operating loss in the second quarter of 2008 includes impairment charges of $2.4 million related to long-lived assets, of which approximately $1.8 million pertains to fixed assets used in the Company’s Teletrax® digital video tracking services business and approximately $600,000 pertains to fixed assets used in the Company’s UK-based media communications services business. The operating loss in the second quarter of 2008 also includes a goodwill impairment charge of $3.4 million related to the Company’s media communications services business.

For the three months ended June 30, 2008, the Company incurred a loss from continuing operations and a net loss of $8.1 million, or $1.25 per share. For the comparable period in 2007, the Company reported a loss from continuing operations and a net loss of $1.7 million, or $0.26 per share. The Company had cash and working capital totaling $8.3 million and $8.0 million, respectively, at June 30, 2008.

“Closing the transactions for Teletrax and our UK-based media communications services business will allow us to better focus our financial and management resources on our core US-based business,” said Laurence Moskowitz, President and Chief Executive Officer of Medialink. “We are continuing with our operational re-alignment and service integration efforts, but the current economic climate continues to pose significant challenges.”

Revenues for the six months ended June 30, 2008, of $14.1 million decreased by 13.3% from revenues of $16.3 million in the comparable 2007 period. Revenues from media communications services decreased $3.2 million or 21.3%. Media communications services revenues in the Company’s US-based operation decreased $1.0 million or 9.8% and media communications services revenues from the Company’s UK-based operation decreased $2.1 million or 50.8%. Revenues from Teletrax® digital video tracking services increased $1.0 million or 67.3%.

Medialink Reports Second Quarter 2008 Results	Page 2 of 5

The Company incurred an operating loss of $10.5 million and an operating loss before impairments and other charges of $4.5 million in the first six months of 2008, as compared to an operating loss of $4.8 million in the comparable 2007 period. The operating loss in the second quarter of 2008 includes impairment charges of $2.4 million related to long-lived assets of the Company’s Teletrax® digital video tracking services business and UK-based media communications services business. The operating loss in the second quarter of 2008 also includes a goodwill impairment charge of $3.4 million related to the Company’s media communications services business and a charge of $119,000 related to consolidating office space in the Company’s New York headquarters.

For the six months ended June 30, 2008, the Company incurred a loss from continuing operations and a net loss of $10.6 million, or $1.65 per share. For the comparable period in 2007, the Company reported a net loss of $847,000, or $0.13 per share, which consisted of a loss from continuing operations of $3.5 million, or $0.54 per share, and income from discontinued operations of $2.6 million, or $0.41 per share, related to the gain on the sale of the Company’s U.S Newswire division.

Medialink will host a teleconference with a simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the Company’s quarterly results and the overall industry outlook. Participating on the teleconference will be Laurence Moskowitz, Chairman, President and Chief Executive Officer, and Kenneth G. Torosian, Chief Financial Officer. To access the teleconference, please dial 1-866-831-6224 (domestic) or 1-617-213-8853 (international) and use “68703245” as the passcode, approximately 10 minutes prior to the start time. The conference call will be webcast live by Thomson Financial and can be accessed on Medialink’s website at www.medialink.com by clicking on the “Investor Relations” link at the bottom of the page. The webcast is also being distributed through the Thomson StreetEvents Network via www.earnings.com (for individual investors) and www.streetevents.com (for institutional investors). To listen to the webcast, please go to any of these websites about 10 minutes prior to the start of the call to register, download, and install any necessary audio software.

For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), with playback access code “62792265”, starting approximately two hours after the conclusion of the call and available until August 21, 2008.

About Medialink:

Medialink is a global leader in providing unique news and marketing media strategies and solutions that enable corporations and organizations to inform and educate their target audiences with maximum impact on television, radio, print, and the Internet. Based in New York, Medialink has offices in major cities throughout the United States and an international hub in London. For additional investor and financial information, please visit the Investor Relations section of the Company's website (www.medialink.com).

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Medialink Reports Second Quarter 2008 Results	Page 3 of 5

With the exception of the historical information contained in the release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Actual results may vary materially from those expressed or implied by the statements herein. Such statements may relate, among other things, to our ability to respond to economic changes and improve operational efficiency, the benefits of our products to be realized by our customers, or our plans, objectives, and expected financial and operating results. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances or using words such as: will, believe, anticipate, expect, could, may, estimate, project, plan, predict, intend or similar expressions that involve risk or uncertainty. These risks and uncertainties include, among other things, our recent history of losses; our ability to achieve or maintain profitability; potential regulatory action; worldwide economic weakness; geopolitical conditions and continued threats of terrorism; effectiveness of our cost reduction programs; the receptiveness of the media to our services; changes in our marketplace that could limit or reduce the perceived value of our services to our clients; our ability to develop new services and market acceptance of such services, such as Mediaseed®; the volume and importance of breaking news, which can have the effect of crowding out the content we produce and deliver to broadcast outlets on behalf of our clients; our ability to develop new products and services that keep pace with technology; the process of embedding a Teletrax watermark or the watermark itself rendering client content unsuitable for broadcast; our ability to develop and maintain successful relationships with critical vendors; the potential negative effects of our international operations on the Company; future acquisitions or divestitures, which may adversely affect our operations and financial results; the absence of long term contracts with customers and vendors; and increased competition, which may have an adverse effect on pricing, revenues, gross margins and our customer base. More detailed information about these risk factors is set forth in filings by Medialink Worldwide Incorporated with the Securities and Exchange Commission, including the Company’s registration statement, most recent quarterly report on Form 10-Q, most recent annual report on Form 10-K and other publicly available information regarding the Company. Medialink Worldwide Incorporated is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

(Please see attached financial tables)

Medialink Reports Second Quarter 2008 Results	Page 4 of 5

MEDIALINK WORLDWIDE INCORPORATED AND SUBSIDIARIES
Summary Financial Information
(Unaudited)
(In thousands, except per-share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2008	2007	2008	2007

Revenues	$7,036	$8,319	$14,137	$16,304

Direct costs	2,936	4,063	6,111	7,944
Selling, general, and administrative expenses	5,689	6,030	11,472	12,177
Depreciation and amortization	539	459	1,077	955

Operating loss before impairments and other charges	(2,128)	(2,233)	(4,523)	(4,772)

Goodwill impairment	3,429	-	3,429
Other impairment charges	2,413	-	2,413
Charge for exit activities	-	-	119	-

Operating loss	(7,970)	(2,233)	(10,484)	(4,772)
Interest income (expense) - net	(145)	21	(248)	61

Loss from continuing operations before taxes	(8,115)	(2,212)	(10,732)	(4,711)
Income tax benefit	(59)	(528)	(155)	(1,246)

Loss from continuing operations	(8,056)	(1,684)	(10,577)	(3,465)
Income from discontinued operations, net of tax	-	-	-	2,618

Net loss	$(8,056)	$(1,684)	$(10,577)	$(847)

Basic and diluted income (loss) per common share:
Loss from continuing operations	$(1.25)	$(0.26)	$(1.65)	$(0.54)
Income from discontinued operations	-	-	-	0.41
Net loss	$(1.25)	$(0.26)	$(1.65)	$(0.13)

Weighted average number of common shares:
Basic and diluted	6,428	6,406	6,428	6,363

Supplemental financial information:
Revenue by segment:
Media communications services	$5,711	$7,562	$11,667	$14,828
Teletrax - service revenue	$1,325	$757	$2,470	$1,476

Operating income (loss) by segment:
Media communications services	$(211)	$37	$(537)	$94
Teletrax	$(806)	$(998)	$(1,631)	$(2,054)
Corporate and other business activities	$(1,111)	$(1,272)	$(2,355)	$(2,812)

Medialink Reports Second Quarter 2008 Results	Page 5 of 5

Summary Financial Information
(Unaudited)
(In thousands)

	June 30,	December 31,
	2008	2007

ASSETS
Current Assets:
Cash and cash equivalents	$8,275	$12,732
Accounts receivable - net	4,103	4,965
Prepaid expenses	494	519
Prepaid and refundable taxes	1,235	743
Deferred income taxes	34	169
Other current assets	30	91
Total current assets	14,171	19,219

Property and equipment - net	1,552	4,542
Goodwill	-	3,429
Deferred income taxes	44	217
Other assets	713	738

Total assets	$16,480	$28,145

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,605	$2,186
Accrued liabilities and other current liabilities	4,582	5,140
Total current liabilities	6,187	7,326

Convertible debentures, net of unamortized discount of $313 and $422	4,037	3,928
Other long-term liabilities	547	765
Total liabilities	10,771	12,019

Stockholders' Equity	5,709	16,126

Total liabilities and stockholders' equity	$16,480	$28,145